Exhibit 10.1

                       Consultant Compensation Agreement


                                                                  [LOGO OMITTED]


M&A Advisor Agreement - 9/02/03



                            MERGER AND ACQUISITION ADVISOR AGREEMENT


                    Investment Banking Evaluation Agreement dated as of the 2nd day of September 2003, by and between Dan Rubin ("RUBIN"), with an address at 10940 Wilshire Boulevard, 16th Floor, Los Angeles, California 90024 and Interactive Motorsports and Entertainment Corp. (Stock Symbol: IMTS) the "Company", with a principal place of business at 5624 West 73rd Street, Indianapolis, Indiana 46278.


                                      W I T N E S S E T H:
                                      - - - - - - - - - -

New York Office
"The Chrysler       WHEREAS,  the  Company  desires  that  RUBIN  engage  in due
  Building"         diligence  of  the   Company,   subject  to  the  terms  and
405 Lexington       conditions herein. RUBIN will furnish to Company a four page
  Ave.              internal  analysis  "evaluation  report" (upon completion of
50th Floor          due  diligence)  which  will  include a  detailed  financial
New York            analysis of the  Company.  The  evaluation  report will also
New York            provide a description of the company and industry, including
10174               comparables.  The  evaluation  report will be completed  and
212.599.3483        delivered   directly  to  Bill   Donaldson  of   Interactive
212.599.3484 fax    Motorsports  and Entertainment  Corp.  thirty (30) days
                    from date  contract is executed by RUBIN.

Lake Helen Office WHEREAS, RUBIN will be introducing the Company to other 186 Industrial corporate entities ("Candidates"), for the purpose of the
  Center Dr.        Company  possibly  effecting  an  acquisition  of  or  other
Lake Helen          business  combination  ("Transaction")  with the  Candidate,
Florida             subject to the satisfaction of certain conditions, including
32744               the  satisfactory  completion of a due  diligence  review of anything the Company considers in its sole discretion, to be
888.644.3458 toll   reasonably necessary to review in order to make its decision
  free              to consummate the Transaction,  including but not limited to
386.228.0228        the Candidate's books, records, financial statements, assets
386-228.0276 fax    and operations.

                    WHEREAS, RUBIN will be advising the Company and acting as an
Los Angeles Office  Intermediary   to  conduct  a   transaction   or  series  of
"The Tower"         transactions "Debt Financing(s)" where capital in the amount
10940 Wilshire      of three hundred thousand dollars ($300,000) to five hundred
  Boulevard         thousand  dollars  ($500,000) is raised via any type of bank
16th Floor          debt  financing,  including  but not limited to,  letters of
Los Angeles         credit,   standby  letters  of  credit,  other  third  party
California          guarantees,  or  other  senior  or  subordinated  bank  debt
90024               financing  products.  It is understood  that an extension of credit to the  Company  will be secured by the Assets of the
310.407.0100        Company.
310.407.0150


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M&A Advisor Agreement - 9/02/03

                    NOW, THEREFORE, the parties hereto agree as follows:

                    1. Due Diligence. RUBIN shall engage in due diligence of the Company, as it deems appropriate. In order for RUBIN to conduct a thorough financial analysis of the company, the Company shall provide RUBIN with financial information, including public filings and historical financial statements, corporate business plans, sales contracts, customer acquisitions or lists and letters of intent for other business activities. To analyze both the current and historical trading activities of the Company, RUBIN will need to review Depository Trust Company (DTC) Sheets, Shareholder Lists, Names of Beneficial Owners (NOBO) lists and such other information reasonably requested by RUBIN.

                    2. Term.  This  Agreement  shall be for the period of twelve
                    (12) months from the date contract is executed by both parties.

                    3. Compensation. As compensation to RUBIN for performing due diligence, Merger and Acquisition Advisory and Intermediary services for a "debt financing", the Company shall grant to RUBIN five million options (5,000,000) to purchase common stock of Interactive Motorsports and Entertainment Corp. (Stock Symbol: IMTS) at $.10 per share (bid price at the close of Friday 8-29-2003 was $.11). The Company agrees to use its best efforts to register the shares underlying this option on a Form S-8 Registration statement by Friday 9-05-2003. The option will have an expiration date thirty
                    (30) trading days from the date Form S-8 is filed.

                    4.   Independent   Contractors.   RUBIN  is  an  independent
                    contractor and not an agent, servant or employee of the Company. RUBIN shall have no authority to bind the Company.

                    5. Confidentiality. RUBIN agrees that it will not at any time during the term of this Agreement and at any time thereafter, disclose any confidential knowledge or information regarding the Company to any persons unless it receives the written consent of the Company to such disclosure or the information ceases to be confidential by reason of (i) its public disclosure by the Company, (ii) its becoming generally and publicly known, or (iii) its becoming known to RUBIN through a third party who is not bound by any Confidentiality Agreement.

                    6. Non-Disclosure. No person or entity, other than the Company, shall be entitled to make use of or rely upon the advice, services or materials rendered or prepared by RUBIN hereunder and the Company shall not directly or indirectly disseminate, distribute or otherwise make available any advice, services or materials prepared by RUBIN without prior RUBIN consent.

M&A Advisor Agreement - 9/02/03

                    7. No Liability and Indemnification. With regard to the services to be performed by RUBIN pursuant to the terms of this agreement, RUBIN shall not be liable to the Company, or anyone who may claim any right due to any relationship with the Company, for any acts, omissions, in the performance of services on the part of RUBIN or on the part of the agents, or employees of RUBIN, except when said acts, errors, or omissions of RUBIN are due to willful misconduct or gross negligence. The Company shall hold RUBIN free and harmless from any obligations, costs, claims, judgments, attorney's fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of RUBIN, and RUBIN is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one (1) year subsequent to the date of the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

                    In the absence of gross negligence, neither RUBIN nor any associate, officer, employee, affiliate, director, or stockholder of RUBIN shall be subject to any liability to the Company or to any officer, employee, director or stockholder of the Company, for any act or omission in the course of, or in connection with, or for any error, inaccuracy, or omission, material or otherwise, which may appear in any review document or other information furnished to or on behalf of the Company.

                    If for any reason the foregoing indemnification is unavailable to RUBIN or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by RUBIN as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, its shareholders and/or its affiliates on the one hand and RUBIN on the other but also the relative fault of the Company and RUBIN, as well as any relevant equitable considerations.

M&A Advisor Agreement - 9/02/03

                    8. Miscellaneous. This Agreement embodies the entire agreement and understanding of the parties hereto and supercedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, and may not be modified or amended or any of its terms or provisions waived or discharged, except in writing, signed by the party against whom such modification, waiver or discharge is sought to be enforced.

                    This Agreement is not assignable without the prior written consent of the other party. The obligations of RUBIN hereunder are intended solely for the benefit of the Company and RUBIN shall not have any obligations hereunder to any parties other than the Company.

                    Each of RUBIN and the Company represents that this Agreement has in all respects been duly authorized, executed and delivered by and on behalf of itself. The covenants of the Company contained in the paragraphs under the headings "No Liability and Indemnification" and "Non-Disclosure" shall survive expiration of the term. During the term, RUBIN shall be free to consult and conduct business for and with others, including competitors of the Company and to engage in activities similar to those contemplated hereunder whether for its own account or for the account of others. All rights and obligations in connection herewith shall be interpreted, construed and enforced in accordance with and governed by the applicable laws of the State of California. RUBIN and the Company consent to the jurisdiction of the Federal and State courts located in Los Angeles, CA for the commencement of any action arising out of this Agreement.

M&A Advisor Agreement - 9/02/03

                    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written.





                                 By:
                                      ---------------------------------------
                                 Dan Rubin


                                 Interactive Motorsports and Entertainment Corp.



                                 By:
                                      ---------------------------------------
                                 William R. Donaldson
                                 Chief Executive Officer